Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-251165 on Form S-3 and Registration Statement Nos. 333-204759, 333-204758, 333-167525, 333-65556, 333-239040, and 333-265771 on Form S-8 of our reports dated February 14, 2025, relating to the financial statements of Bread Financial Holdings, Inc. and subsidiaries and the effectiveness of Bread Financial Holdings, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 14, 2025